SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

February 4, 2011 (January 31, 2011)

Date of Report (Date of earliest event reported)

INVESTMENT TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32722	95-2848406
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

380 Madison Avenue

New York, New York 10017

(Address of principal executive offices)

(212) 588-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17. CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17. CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17. CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17. CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.

On January 31, 2011, ITG Inc. (the “Company”), as borrower, and Investment Technology Group, Inc., as guarantor (the “Guarantor”), entered into a $150 million three-year revolving credit agreement (the “Credit Agreement”) with a syndicate of banks and JPMorgan Chase Bank, N.A., as Administrative Agent. The Credit Agreement includes an accordion feature that allows for potential expansion of the facility up to $250 million. Under the Credit Agreement, interest accrues at a rate equal to (a) a base rate, determined by reference to the higher of the (1) federal funds rate or (2) the one month Eurodollar LIBOR rate,  plus (b) a margin of 2.50%. Available but unborrowed amounts under the Credit Agreement are subject to an unused commitment fee of .50%. The purpose of this credit line is to provide liquidity for the Company’s U.S. brokerage operations to satisfy clearing margin requirements and to finance temporary positions from delivery failures or non-standard settlements. As a result, the Company will have additional flexibility with its existing cash and future cash flows from operations to strategically invest in growth initiatives and to return capital to stockholders. Depending on the borrowing base, availability under the Credit Agreement is limited to either (i) a percentage of the clearing deposit required by the National Securities Clearing Corporation, or (ii) a percentage of the market value of temporary positions pledged as collateral.   Among other restrictions, the terms of the Credit Agreement include negative covenants related to (a) liens, (b) financial covenant requirements for maintaining a consolidated leverage ratio (as defined) and a liquidity ratio (as defined), as well as requirements for maintaining minimum levels of tangible net worth (as defined) and regulatory capital (as defined), and (c) restrictions on investments, dispositions and other restrictions customary for financings of this type.

The events of default under the Credit Agreement include, among others, payment defaults, cross defaults with certain other indebtedness, breaches of covenants, loss of collateral, judgments, changes in control and bankruptcy events. In the event of a default, the Credit Agreement requires the Company to pay incremental interest at the rate of 2.0% and, depending on the nature of the default, the commitments will either automatically terminate and all unpaid amounts immediately become due and payable, or the lenders may in their discretion terminate their commitments and declare due all unpaid amounts outstanding.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Credit Agreement, which will be filed as an exhibit to the annual report on Form 10-K of the Guarantor for the fiscal year ended December 31, 2010.

The Credit Agreement will be included with the Form 10-K to provide security holders with information regarding its terms. It is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The representations, warranties and covenants of each party as set forth in the Credit Agreement were made only for purposes of that agreement and as of specific dates, are solely for the benefit of the parties to the Credit Agreement, may be subject to limitations, qualifications and exceptions agreed upon or to be agreed upon by the parties (including being qualified by confidential disclosures), and may have been made for the purposes of allocating contractual risk between the parties to the Credit Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors should not rely on the representations, warranties, or covenants or any description thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Credit Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company or the Guarantor.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is set forth under Item 1.01 above and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTMENT TECHNOLOGY GROUP, INC.

Dated: February 4, 2011	By:	/s/ Steven R. Vigliotti
Steven R. Vigliotti
Chief Financial Officer and
Duly Authorized Signatory of Registrant